EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 29, 1999 in the Registration Statement (Form S-1) and related Prospectus of Secure Computing Corporation for the registration of 5,000,000 shares of its common stock.

Our audit also included the financial statement schedule of Secure Computing Corporation listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                        /s/ Ernst & Young LLP
                                        ---------------------

Minneapolis, Minnesota
October 8, 1999